EXHIBIT 97.1
NIAGEN BIOSCIENCE, INC.
Dodd-Frank Clawback Policy

The Board of Directors (the “Board”) of Niagen Bioscience, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Dodd-Frank Clawback Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted and enforced to be consistent with, the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).

1.Administration

Except as specifically set forth herein, this Policy shall be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, and may rescind and amend its regulations from time to time, in each case, consistent with this Policy. Any determinations made by the Administrator shall be final and binding on the Company and all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, Compensation Committee or the Nominating and Corporate Governance Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
2.     Definitions

As used in this Policy, the following definitions shall apply:

•“Accounting Restatement” means an accounting restatement of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Administrator” has the meaning set forth in Section 1 hereof.
•“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The date on which the Company is required to prepare an Accounting Restatement is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
•“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Dodd-Frank, Rule 10D-1 and the Listing Standards.

•“Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.
•A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following and any measures derived from the following: Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.
•“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting or settlement of such Incentive-Based Compensation occurs after the end of that period.

3.     Covered Executives; Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.

4.     Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period. Such recovery shall be made without regard to any individual knowledge or responsibility related to the Accounting Restatement or the Erroneously Awarded Compensation, and regardless of whether the Company’s or a Covered Executive’s misconduct or other action or omission was the cause for such Accounting Restatement.

5.     Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the Accounting Restatement.
Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Global Market (“Nasdaq”).

6.     Method of Recoupment

The Administrator shall determine, in its sole discretion, the method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program. To the extent that a Covered Executive is required to repay any Incentive-Based Compensation, or to take any other action required or appropriate to effectuate recoupment in accordance with this Policy, then the Covered Executive shall promptly repay such Incentive-Based Compensation and shall promptly take all such other actions, upon the Administrator’s demand or within a specified time period (and with or without interest), as determined by the Administrator in its sole discretion.
The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined in good faith that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing this Policy would exceed the applicable Erroneously Awarded Compensation. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
•Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Dodd-Frank, Rule 10D-1 and the Listing Standards; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, in accordance with Dodd-Frank and the Listing Standards.

7.    No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, in no event shall the Company or any of its affiliates indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to cover potential clawback obligations under this Policy.

8.    Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permitted under applicable law, Company policy, and/or the Company’s organizational documents with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law Company policy, and/or the Company’s organizational documents.

9.    Acknowledgement by Covered Executives

The Company shall provide notice and seek written acknowledgement o this Policy from each Covered Executive, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

10.    Effective Date; Retroactive Application

This Policy is adopted as of November 7, 2023, and shall apply to all Incentive-Based Compensation that is received by Covered Executives on or after October 2, 2023 (the “Effective Date”), even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date or prior to the date of the Policy’s adoption. Without limiting the generality of the provisions of this Policy concerning the method of recoupment of Incentive-Based Compensation, and subject to applicable law, the Board may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

11.    Amendment; Termination

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with Dodd-Frank or any other applicable law, or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed, including, but not limited to, the Listing Standards.

12.    Other Recoupment Rights; Company Claims

The Board may require that any equity or equity-linked award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, plan or program, and shall not limit any other right, remedy or enforcement mechanism available to the Company under any local, state or federal law, regulation, agreement or other authority to reduce, eliminate or recover Incentive-Based Compensation or other compensation from any current, former or future Covered Executive. Nothing herein shall limit the authority of the Board to impose additional requirements or conditions that may give rise to the Company’s right to forfeit or recoup any compensation. To the extent that applicable law (including, without limitation, Dodd-Frank), the Listing Standards, court order or court-approved settlement requires recovery of Erroneously Awarded Compensation in additional circumstances beyond those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation or other compensation to the fullest extent required by applicable law and/or the Listing Standards.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

13.    Governing Law

This Policy shall be governed by the laws of the State of California, excluding any conflict or choice of law or principle that might otherwise refer construction or interpretation of this Policy to the substantive law of another jurisdiction.

14.    Section 409A

Although the Company does not guarantee any particular tax treatment to any Covered Executive, in the event of recoupment of any Erroneously Awarded Compensation from any Covered Executive pursuant to this Policy by offset from or reduction of any amount that is payable and/or to be provided to the Covered Executive that is considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), to the extent determined by the Board, it is intended that such offset and/or reduction shall be implemented in a manner intended to avoid imposition of penalties under Section 409A.

15.    Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

16.    Exhibit Filing Requirement

It is intended that the Company shall make such disclosures with respect to Incentive-Based Compensation subject to this Policy, and any actions taken or omitted to be taken hereunder, with the Securities Exchange Commission and Nasdaq, in each case, as may be required under any applicable requirements, rules or standards thereof.

NNIAGEN BIOSCIENCE, INC.
DODD-FRANK CLAWBACK POLICY
Covered Executive Acknowledgment

I, _______________________, acknowledge that I am a “Covered Executive” as defined in the Niagen Bioscience, Inc. (the “Company”) Dodd-Frank Clawback Policy (the “Policy”) to which this Covered Executive Acknowledgment is appended, and that the Policy applies to me as a Covered Executive under the Policy. I affirm that I have received, and have read and familiarized myself with, the Policy, and that I accept and agree to be subject to the terms and conditions of the Policy, including any amendment thereto. If the Company’s Board of Directors, or an authorized committee thereof (e.g., the Compensation Committee) determines that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company pursuant to the Policy, I will promptly take any and all actions necessary to effectuate such forfeiture and/or reimbursement.

_________________________________            ________________________
(Signature of Covered Executive)                (Date)
Name:
Title: